As filed with the Securities and Exchange Commission on June 13, 2013.

Registration No. 333-[            ]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Diodes Incorporated

(Exact name of registrant as specified in its charter)

Delaware	95-2039518
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

4949 Hedgcoxe Road, Suite 200

Plano, Texas 75024

Telephone: (972) 987-3970

(Address of Principal Executive Offices)

Diodes Incorporated 2001 Omnibus Equity Incentive Plan

(Full title of the plan)

Richard D. White

Chief Financial Officer

4949 Hedgcoxe Road, Suite 200

Plano, Texas 75024

Telephone: (972) 987-3970

(Name and address and telephone number, including area code, of agent for service)

With copies to:

Peter Menard, Esq.

Sheppard, Mullin, Richter & Hampton LLP

333 South Hope Street, 48th Floor

Los Angeles, California 90071

Telephone: (213) 617-5483

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one:)

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be Registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.66 2/3 per share	5,000,000 shares	23.44	$117,200,000	$15,986.08

(1)	Covers 5,000,000 common shares under the Diodes Incorporated 2001 Omnibus Equity Incentive Plan, as amended as of May 28, 2009 (the “Plan”) and, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), an indeterminate number of additional common shares that may be offered and issued under the Plan to prevent dilution resulting from stock splits or similar transactions.
(2)	Calculated pursuant to Rule 457(h)(1) and Rule 457(c) under the Securities Act based on a price of $23.44 per common share, which is the average of the high and low price per common share as reported by the Nasdaq Global Select Market on June 10, 2013.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Explanatory Note

This Registration Statement on Form S-8 is being filed for the purpose of registering an additional 5,000,000 shares of common stock, par value $0.66 2/3 per share, of Diodes Incorporated, a Delaware corporation (the “Company”), reserved for issuance under the Diodes Incorporated 2001 Omnibus Equity Incentive Plan, as amended (the “Plan”).

The Plan, as originally approved by the Company’s shareholders on June 11, 2000, covered 1,000,000 shares of common stock (subject to annual increases of 1% of the outstanding shares and such indeterminate number of additional shares as may become available under the Plan as a result of the adjustment provisions thereof ). As a result of the vote of the shareholders of the Company on May 17, 2006, 2,200,000 shares of common stock were added to the Plan and were reserved for issuance thereunder and the annual increase provision terminated. As a result of the vote of the shareholders of the Company on May 28, 2009, 5,000,000 shares of common stock were added to the Plan and were reserved for issuance thereunder. The Company announced 3-for-2 stock splits in the form of a fifty percent stock dividend effective November 25, 2003, December 1, 2005 and July 31, 2007,

A registration statement on Form S-8 (File No. 333-106775) covering 1,000,000 shares of common stock (and such indeterminate number of additional shares as may become available under the Plan as a result of the adjustment provisions thereof) was filed with the Securities and Exchange Commission (the “Commission”) on July 2, 2003. A registration statement on Form S-8 (File No. 333-124809) covering 1,500,000 shares (and such indeterminate number of additional shares as may become available under the Plan as a result of the adjustment provisions thereof) was filed with the Commission on May 10, 2005. .

Pursuant to General Instruction E to Form S-8, the contents of such earlier registration statements (File Nos. 333-124809 and 333-106775) are incorporated by reference into this Registration Statement, except that the provisions contained in Part II of such earlier registration statements are modified as set forth in this Registration Statement.

Item 1. Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the Plan covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

Item 2. Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the Plan covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by the Company pursuant to the Securities Act of 1933, as amended , or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the Commission on February 27, 2013;

(b)	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013, filed with the Commission on May 10, 2013;

(c) The Company’s Current Reports on Form 8-K filed with the Commission on January 11, 2013, February 19, 2013, February 26, 2013, March 6, 2013, March 8, 2013, April 3, 2013, April 25 2013, May 14, 2013, May 22, 2013, June 3, 2013, June 10, 2013 and June 11, 2013, and amendments to Current Report on Form 8-K/A filed on March 29, 2013 and May 16, 2013; and

(d) The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A, pursuant to Section 12(g) of the Exchange Act, (File No. 000-30811) filed with the Commission on June 15, 2000, including any amendment or report filed for the purpose of updating such description.

All documents that the Company subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation or a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was unlawful. A similar standard applies in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

As permitted by Section 145 of the Delaware General Corporation Law, Article EIGHTH of the Registrant’s Certificate of Incorporation, as amended, provides:

EIGHTH: The Company shall indemnify any and all persons whom it has the power to indemnify pursuant to the General Corporation Law of Delaware against any and all expenses, judgments, fines, amounts paid in settlement, and any other liabilities to the fullest extent permitted by such Law and may, at the discretion of the Board of Directors, purchase and maintain insurance, at its expense, to protect itself and such persons against any such expense, judgment, fine, amount paid in settlement or other liability, whether or not the Company would have the power to so indemnify such person under the General Corporation Law of Delaware.

Also as permitted by Section 145 of the Delaware General Corporation Law, Article IV of the Registrant’s Bylaws, as amended, provides:

“Section 1. This corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether, civil, criminal, administrative or investigative (other than an action by or in the right of this corporation) by reason of the fact that he is or was a director, officer, employee or agent of this corporation, or is or was serving at the request of this corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of this corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of this corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Section 2. This corporation shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of this corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of this corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of this corporation, and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to this corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such expenses which the Court of Chancery or such other court shall deem proper.

Section 3. To the extent that a director, officer, employee or agent of this corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 and 2, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorney’s fees) actually and reasonably incurred by him in connection therewith.

Section 4. Any indemnification under Section 1 and 2 (unless ordered by a court) shall be made by this corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Sections 1 and 2. Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

Section 5. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by this corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by this corporation as authorized by this by-law.

Section 6. The indemnification provided in this by-law shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 7. This corporation, when authorized by the Board of Directors, shall purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of this corporation, or is or was serving at the request of this corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not this corporation would have the power to indemnify him against such liability under the provisions of this by-law.”

The Registrant has entered into agreements to indemnify its directors and executive officers (pursuant to the form of agreement in Exhibit 10.5 to the Registrant’s Form 8-K filed with the SEC on September 2, 2005 (SEC Accession No. 0001144204-05-027933)) to the fullest extent authorized or permitted by the Delaware General Corporation Law or other statutes of Delaware having similar import and effect. These indemnification agreements, among other things, indemnify the Registrant’s directors and executive officers for certain expenses and liabilities (including attorneys’ fees), judgments, fines and settlement amounts incurred by such persons. In accordance with the indemnification agreements, the Registrant may also obtain an insurance policy pursuant to which the directors and executive officers of the Registrant are insured, within the limits and subject to the limitations of the policy, against certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of having been such directors or executive officers. The Registrant has entered into agreements to indemnify its directors and executive officers (pursuant to the form of agreement in Exhibit 10.5 to the Registrant’s Form 8-K filed with the SEC on September 2, 2005 (SEC Accession No. 0001144204-05-027933)) to the fullest extent authorized or permitted by the Delaware General Corporation Law or other statutes of Delaware having similar import and effect. These indemnification agreements, among other things, indemnify the Registrant’s directors and executive officers for certain expenses and liabilities (including attorneys’ fees), judgments, fines and settlement amounts incurred by such persons. In accordance with the indemnification agreements, the Registrant may also obtain an insurance policy pursuant to which the directors and executive officers of the Registrant are insured, within the limits and subject to the limitations of the policy, against certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of having been such directors or executive officers.

The Registrant maintains an insurance policy pursuant to which the directors and certain officers of the Company are insured within the limits and subject to the limitations of the policy against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of their being or having been such directors or officers.

The foregoing summaries are necessarily subject to the complete text of the statute, the Registrant’s Certificate of Incorporation, and the arrangements referred to above and are qualified in their entirety by reference thereto.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

For a list of exhibits, see the Exhibit Index in this Registration Statement, which is incorporated herein by this reference.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Plano, Texas on June 13, 2013.

DIODES INCORPORATED

By:	/s/ Richard D. White
Name:	Richard D. White
Title:	Chief Financial Officer, Secretary & Treasurer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of Registrant, which is filing a Registration Statement on Form S-8 with the Securities and Exchange Commission, Washington, D.C. 20549 under the provisions of the Securities Act of 1933 hereby constitutes and appoints Keh-Shew Lu and Richard D. White, and each of them, either of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments or supplements to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the thirteenth day of June, 2013.

Signature	Title

/s/ Keh-Shew Lu KEH-SHEW LU	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Richard D. White RICHARD D. WHITE	Chief Financial Officer, Secretary, and Treasurer (Principal Financial and Accounting Officer)

/s/ Raymond Soong RAYMOND SOONG	Chairman of Board of Directors

/s/ C.H. Chen C.H. CHEN	Director

/s/ Michael R. Giordano MICHAEL R. GIORDANO	Director

/s/ L.P. Hsu L.P. HSU	Director

/s/ John M. Stich JOHN M. STICH	Director

/s/ Michael K.C. Tsai MICHAEL K.C. TSAI	Director

EXHIBIT INDEX

Exhibit No.	Description of Document

4.1	Certificate of Incorporation of Diodes Incorporated, as amended (incorporated by reference to Exhibit 3.1 of the Diodes Incorporated Quarterly Report on Form 10-Q filed with the SEC on May 10, 2013).

4.2	Amended Bylaws of Diodes Incorporated (incorporated by reference to Exhibit 3.1 of the Diodes Incorporated Current Report on Form 8-K filed with the SEC on May 24, 2012).

4.3	Form of Certificate for Common Stock, par value $0.66 2/3 per share, for Diodes Incorporated (incorporated by reference to Exhibit 4.1 of the Diodes Incorporated Registration Statement on Form S-3 filed with the SEC on August 25, 2005).

5.1	Opinion of Sheppard, Mullin, Richter & Hampton LLP.*

23.1	Consent of Moss Adams LLP, Independent Registered Public Accounting Firm.*

23.2	Consent of Deloitte & Touche, Independent Auditors.*

23.3	Consent of Sheppard, Mullin, Richter & Hampton LLP (included in Exhibit 5.1).*

24.1	Power of Attorney (included as part of the signature page to this Registration Statement).*

99.1	Diodes Incorporated 2001 Omnibus Equity Incentive Plan, as amended (incorporated by reference to Appendix B to Diodes Incorporated’s definitive Proxy Statement on Schedule 14A (File No. 002-25577) filed with the Commission on April 17, 2009).

*	Filed herewith.